Exhibit 10.4

Description of Director Compensation

Non-Employee Director Compensation, effective August 7, 2013.

Annual Retainer for Service on the Board:

∙	$60,000 payable in quarterly installments.

Annual Equity Award for Service on the Board:

∙	An equity award equal to $110,000 based upon the closing price of our common stock on the NYSE on the date of the grant. The grant is made in March of each year with a one year vesting period.

Annual Retainer for Presiding Director – $30,000.

Annual Retainer for Chairperson of the Audit and Compensation Committees – $32,500.

Annual Retainer for Chairperson of the Nominating & Corporate Governance Committee – $25,000.

Annual Committee Membership Fees - $12,500 for each Committee (non-chair members).

Each equity award is made pursuant to the Company’s 2003 Equity Incentive Plan. In addition, the Director Phantom Stock Plan offers non-employee directors the opportunity to defer cash compensation and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of common stock rather than in cash after termination of service or on a specific payment date. Such compensation includes the annual retainer, presiding director, committee chair and committee membership fees.

310472.1